     As filed with the Securities and Exchange Commission on June 13, 2001.
                                                      Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------


                                    FORM S-3


                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                         WORLDGATE COMMUNICATIONS, INC.
               (Exact Name of Registrant as Specified in Charter)


                 DELAWARE                               23-2866697
       (State or Other Jurisdiction                  (I.R.S. Employer
           of Incorporation or                        Identification
              Organization)                              Number)

                               3190 TREMONT AVENUE
                           TREVOSE, PENNSYLVANIA 19053
                                 (215) 354-5100
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              RANDALL J. GORT, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         WORLDGATE COMMUNICATIONS, INC.
                               3190 TREMONT AVENUE
                           TREVOSE, PENNSYLVANIA 19053
                                 (215) 354-5100
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                 ---------------
                                 WITH A COPY TO:

                            JAMES D. ROSENER, ESQUIRE
                               PEPPER HAMILTON LLP
                         1235 WESTLAKES DRIVE, SUITE 400
                         BERWYN, PENNSYLVANIA 19312-2401
                                 (610) 640-7800
                                 ---------------
     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

---------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

      If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                         CALCULATION OF REGISTRATION FEE

===============================================================================
                                         Proposed      Proposed
                                         Maximum       Maximum
                             Amount      Aggregate     Aggregate    Amount Of
   Title of Shares            To Be        Price       Offering   Registration
   To Be Registered       Registered(1)  Per Unit(2)    Price(2)     Fee(2)

-------------------------------------------------------------------------------

Common Stock, $0.01 par      100,000      $4.04         $404,000       $101
  value
===============================================================================

(1) Includes an indeterminate number of shares of WorldGate Communications, Inc. common stock that may be issuable by reason of stock splits, stock dividends or similar transactions.

(2) The amount is based on the average of the high and low closing price of WorldGate's common stock on the Nasdaq National Market on June 7, 2001 and is used solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 2001

                                   PROSPECTUS

                         WORLDGATE COMMUNICATIONS, INC.

                                 100,000 Shares
                                       of
                                  Common Stock

      This prospectus relates to the resale of common stock that we issued to the selling stockholders listed on page 14. We will not receive any proceeds from the sale of the shares by the selling stockholders.

      The selling stockholders intend to offer the common stock through a written sales plan which provides for the weekly sale of the common stock through brokerage transactions over a period of eight weeks at prevailing market prices.

      Our common stock is traded on the Nasdaq National Market under the symbol "WGAT." On June 7, 2001, the last sale price for the common stock was $4.13 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE YOU DECIDE TO INVEST.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Our principal executive offices are located at 3190 Tremont Avenue, Trevose, Pennsylvania 19053 and our telephone number is (215) 354-5100.

                  The date of this prospectus is June 13, 2001.

                                   WHO WE ARE

      WorldGate Communications, Inc., or sometimes WorldGate, was incorporated in Delaware in 1996 to succeed to the business of our predecessor, WorldGate Communications, L.L.C., which commenced operations in March 1995. In April 1999, we completed our initial public offering of 5,750,000 shares of our common stock. Our common stock is listed on the Nasdaq National Market and is traded under the symbol "WGAT". Our executive offices are located at 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053.

OVERVIEW

      We are a leader in providing interactive television products and services to the cable television industry. Interactive television, or ITV, is a rapidly growing sector of the cable television industry, with its focus on deploying services or applications to allow television viewers to interact with programs, advertisements and other content on their television sets. Viewers input information via remote control keyboards or other remote control devices. We offer our customers, the cable operators who want to offer ITV applications to their subscribers, a wide array of ITV applications and related services and products.

      We believe that we are unique in that we can offer cable operators a wide variety of ITV solutions tailored to their needs. Our business strategy, as more fully described below, is designed to take advantage of our unique position. ITV has several components. First, cable operators must create the infrastructure to deploy ITV applications. We design, assemble, install and maintain the equipment and computer software, or systems, necessary to provide these applications. Second, cable operators must have the flexibility to concurrently provide multiple ITV applications, including applications such as interactive program guides, or IPGs, Internet over television services, video on demand and enhanced television, or eTV, products. We provide a platform, called middleware, that works in combination with the set-top boxes currently used by cable operators for television programming to provide these ITV applications. Our middleware is designed as an "open standards" platform, which means it will work with a wide variety of applications, including many of the third party applications which are in existence today. Finally, in addition to our systems and middleware products, we license a variety of our own ITV applications to our cable operator customers.

      Once our cable operator customers have the necessary systems, middleware and applications installed and deployed, we may receive revenue from advertising and television commerce, or t-commerce, in addition to any licensing fees we receive for the use of our technologies. For example, our Internet over television service, the WorldGateSM Service, contains advertisements for which we receive revenues. Our products and services also provide cable subscribers with opportunities to execute transactions via their television sets, for which we also receive revenues. We partner with, and share these revenues with, our content providers and cable operator customers, which ensures that our subscribers have a wide variety of viewer-friendly content when using our service. In addition, we provide training and customer support for our cable operator customers. Some of this training, support and maintenance provides additional revenues for us. Finally, we provide a full range of aggregating and reporting functions to help the cable operator customers and our content providers manage their interactive offerings.

      Furthermore, we are a partial owner and manager of TVGateway, LLC, a joint venture between us and four of the largest six multiple system operators, or MSOs, in the U.S. This joint venture was formed during 2000 to provide cable operators with interactive applications for their digital products, including an

IPG. We receive licensing fees from TVGateway for the use of our proprietary technology, and we receive management fees for managing the joint venture.

PRODUCTS AND SERVICES

      We have tailored our business strategy around the diverse variety of services and products described above. Specifically, the core products and services that we have developed and/or are deploying include:

o WORLDGATE APPLICATION LAUNCHER INTERFACE, OR WALI. WALI is a middleware product that allows multiple ITV applications to run simultaneously on a television set-top box. WALI is based upon our patented "Ultra-Thin Client(SM)" technology, which uses existing cable television architecture to deploy a centralized interactive system. "Ultra-Thin Client" enables us to install, maintain and upgrade our hardware at the cable operator's plant, also called a headend. Because most of our technology is located at the headend, cable subscribers need only use the currently deployed generation of low cost set-top boxes with limited memory and processing resources to offer ITV applications. This significantly reduces the cost of deploying ITV applications. In addition, our Ultra-Thin Client architecture permits upgrades to be made either at the headend or through software downloads to the set-top boxes. This minimizes the need to repair or upgrade these boxes.

o CABLEWARETM. We introduced CableWare(TM) in September of 2000 as an enhanced version of our WALI middleware. This product provides an "open standards" middleware platform that enables broad deployment of several ITV applications that can interact with each other in a multitasking environment. In addition, CableWare(TM) provides the opportunity to use our recently introduced Flash-driven interactive overlay technology, which allows networks and cable operators to provide interactive information along with, or over, their broadcasts, so viewers can watch programming and interact with additional content simultaneously.

o WORLDGATESM SERVICE. Developed as our flagship product and now flanked by a full range of other offerings, the WorldGate(SM) Service is still a vital part of our business strategy. The WorldGate(SM) Service provides a variety of compelling ITV applications to our cable operator customers. The WorldGate(SM) Service operates on both already existing cable set-top boxes, and on more advanced, next-generation set-top boxes. The WORLDGATE(SM) Service works in conjunction with WALI or CableWare, and works seamlessly with the TVGateway IPG. The WorldGate(SM) Service includes enhanced television, or eTV, applications such as access to the Internet over television, e-mail, chat, as well as interfaces with video on demand applications, or VOD, and a variety of IPGs and other eTV features, including t-commerce.

o CHANNEL HYPERLINKINGSM. Channel HyperLinking(SM) is our patented technology that allows cable subscribers to link directly from television programming and advertising to related Internet content through the press of a single button. This powerful feature supplements the WorldGate(SM) Service and/or the TVGateway Service, and has a variety of revenue producing uses for cable operators, broadcasters and advertisers and provides a valuable tool for viewers, who can flip back and forth almost instantly between watching television and the Internet.

DEPLOYMENTS

      As of March 31, 2001, approximately 185,000 subscribers on 46 cable systems in 14 countries around the world subscribe to our products and services. We have installed our technology in over 500 cable system sites. Among our cable operator customers are five of the six largest MSOs in the U.S., including AT&T Broadband, Comcast Cable Communications, Charter Communications, Inc., Cox Communications, Inc. and Adelphia Communications Corp. Currently, we believe that we are the only provider in the ITV industry that can deploy our services and products over both analog and digital cable platforms.

      Domestically, we added significant cable operators to our list of customers in 2000, including AT&T and Blue Ridge Communications.
Internationally, our business strategy continues to include a commitment to deploying our services to cable operators around the world. To that end, in 2000 and early 2001 we have added deployments, or have obtained commitments to deploy, with:

      o     Telefonica, Peru
      o     Cablevision S.A., Mexico
      o     Asianet Satellite Systems Ltd, India
      o     TeleCable Nacional C por A, Dominican Republic
      o     CableVision Monterrey, Mexico
      o     GigaRed Cable, Argentina

                           FORWARD LOOKING STATEMENTS

      Some statements in this prospectus and the documents incorporated in it by reference contain forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "anticipate" or other similar words. You should read statements that contain these words carefully. They discuss our future expectations, contain projections concerning our future results of operations or our financial conditions or state other forward-looking information, and may involve known and unknown risks over which we have no control. We cannot guarantee any future results, level of activity, performance or achievements. Moreover, we assume no obligation to update forward-looking statements or update the reasons why actual results could differ materially from those anticipated in forward-looking statements. The factors discussed in the section captioned "Risk Factors," and elsewhere in this prospectus and the documents incorporated in it by reference identify important factors that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

                                  RISK FACTORS

      IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING OUR COMPANY AND OUR BUSINESS. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK, AND YOU SHOULD BE ABLE TO BEAR THE COMPLETE LOSS OF YOUR INVESTMENT. WE ALSO CAUTION YOU THAT THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS THAT ARE BASED ON MANAGEMENT'S BELIEFS AND ASSUMPTIONS AND ON INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. FUTURE EVENTS AND CIRCUMSTANCES AND OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENTS. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, THE OTHER INFORMATION IN THIS PROSPECTUS, THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THE RISK FACTORS DISCUSSED IN OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN EVALUATING OUR COMPANY AND OUR BUSINESS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN BY US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK WOULD DECLINE.

WE MAY BE UNABLE TO OBTAIN NECESSARY ADDITIONAL CAPITAL TO FUND OPERATIONS IN THE FUTURE.

      To date, we have funded operations primarily through private sales of equity securities and through our initial public offering of common stock in April 1999. If we are unable to obtain additional financing on terms acceptable to us as needed, our business, operating results and financial condition will be materially adversely affected. As of March 31, 2001, we had cash, cash equivalents, and short-term investments of $33.8 million. We believe we have sufficient liquidity through the second quarter of fiscal 2002. If, however, our operating cash usage increases during one or more quarters, we may not have cash-on-hand necessary to fund our cash requirements for five quarters without obtaining additional financing.

      If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

      o      continue to operate our business as a going concern,
      o      develop or enhance our products and services,
      o      hire, train and retain employees, and
      o      respond to competitive pressures or unanticipated requirements.

      In addition, we cannot predict with certainty the timing or amount of our capital requirements. Our capital requirements depend on numerous factors, including:

      o the rate of acceptance of our products by cable operators, cable subscribers, advertisers, television programmers, e-commerce companies and Internet content providers,
      o our ability to maintain and increase the number of subscribers, and
      o the rate of commercialization of our products, including the WorldGateSM Service, and the acquisition of related businesses or technology, if any.

      Any additional equity financing, if available, may be dilutive to our stockholders, and debt financing, if available, may involve significant restrictions on our financing and operating activities.

WE MAY EXPERIENCE DIFFICULTIES DEVELOPING AND IMPLEMENTING OUR MARKETING AND BUSINESS PLANS.

      We began operations in March 1995 and our service was first made commercially available in the third quarter of 1998. As a result, our operating, sales and marketing and other strategies are still being developed, and we do not have a history which may give us or you an indication of how we may respond to situations presented to us. If we are not successful in implementing our marketing and business plans on a timely basis or otherwise effectively managing our development, our business, operating results and financial condition will be materially adversely affected.

IF WE CONTINUE TO INCUR LOSSES, WE MAY NOT BE ABLE TO FINANCE THE COMMERCIAL DEPLOYMENT OF THE OUR INTERACTIVE TV PRODUCTS.

      We have experienced losses and have had negative cash flow in each quarter and year since inception, and we expect to continue to operate at a loss for the foreseeable future. Although our revenues increased for each of the last three fiscal years, we may be unable to sustain our historical revenue growth rates or achieve any growth at all. To make a profit, we must increase our revenues and gross profit margin. If we are not able to do so, our losses may extend beyond the foreseeable future and we may not be able to continue financing the commercial deployment, development and enhancement of our interactive TV products.

      Our aggregate revenues from inception to March 31, 2001 were approximately $30.1 million, and our aggregate accumulated deficit at March 31, 2001 was approximately $149.3 million. In addition, we currently intend to increase our operating expenses and capital expenditures in order to continue the commercial deployment of our interactive TV products and the TVGateway Service. As a result, we expect to experience substantial additional operating losses and negative cash flow for the foreseeable future.

BECAUSE TELEVISION-BASED INTERNET ACCESS IS NEW, WE CANNOT BE CERTAIN THAT A MARKET OR SUSTAINABLE DEMAND FOR OUR INTERACTIVE TV PRODUCTS WILL DEVELOP.

      The market for television-based Internet access is new and evolving, and no single technology or approach to providing this access has been widely adopted by consumers or cable operators. As a result, we cannot guarantee that a market for television-based Internet access in general, or for our interactive TV products in particular, will develop or that demand for our interactive TV products will be sustainable. If the market does not develop, develops more slowly than expected or becomes saturated with competitors or competing technology becomes more widely accepted, our business, operating results, and financial condition will be materially adversely affected.

THE COMPETITIVE MARKET FOR INTERNET ACCESS MAY LIMIT DEMAND OR PRICING FOR THE WORLDGATE(SM) SERVICE.

      We experience intense competition. Many companies provide and others may in the future provide products and services with functionality similar to those comprising the WorldGate(SM) Service. As a result of this and future competition, demand for our interactive TV products may suffer, we may be restricted in the pricing we can charge for our interactive TV products and our business, financial condition and results of operations may be adversely affected. Competitors provide their services through a variety of technologies, which are in various stages of implementation and adoption. Many of our competitors have significantly greater financial, technical, marketing, distribution, customer support, name recognition, compelling content, access to consumers and other resources, and more established relationships with cable operators, advertisers and content and application providers than we have.

WE MAY NOT SUCCEED IF CABLE OPERATORS DO NOT OFFER OUR INTERACTIVE TV PRODUCTS TO THEIR SUBSCRIBERS.

      Because our interactive TV products are made available to cable subscribers through a cable operator's system, our growth and future success depends substantially on cable operators offering our interactive TV products to their subscribers at satisfactory rates. We have entered into a limited number of agreements with cable operators providing for the commercial launch of our interactive TV products in some of the markets served by these cable operators. If cable operators determine that our service is not viable as a business proposition or if they determine that the service does not meet their business or operational expectations or strategies, they will not offer our interactive TV products to their subscribers. Furthermore, because there are a limited number of cable operators, as well as consolidation in the industry, the failure to reach agreements with one or more major cable operators which service a significant number of cable subscribers could materially adversely affect the market for our interactive TV products.

OUR REVENUES WILL DEPEND ON THE MANNER IN WHICH CABLE OPERATORS MARKET AND PRICE OUR INTERACTIVE TV PRODUCTS.

      We depend on cable operators to provide our interactive TV products to their subscribers and therefore have limited or no control over a number of important factors, including:

      o the cable operators' advertising or marketing strategy, if any, regarding their offering of our interactive TV products to their subscribers,
      o the monthly fees cable operators charge to their subscribers for our interactive TV products, and
      o the extent to which cable operators purchase additional WorldGate equipment to avoid reduction in performance if subscriber demand grows.

      Our revenues may not meet our expectations if the cable operators' marketing, pricing and operating strategies are inconsistent with our business model.

THE MARKET FOR OUR INTERACTIVE TV PRODUCTS WILL BE ADVERSELY AFFECTED IF CABLE OPERATORS DO NOT CONTINUE TO UPGRADE THEIR SYSTEM INFRASTRUCTURES TO SUPPORT TWO-WAY DATA TRANSMISSIONS.

      The adoption of our interactive TV products is dependent upon continued investment by cable operators to upgrade their infrastructures to support two-way data transmissions. It is uncertain whether cable operators will upgrade their infrastructures and the failure of cable operators to complete these upgrades in a timely and satisfactory manner would adversely affect the market for our interactive TV products.

      Although our interactive TV products can operate over one-way cable plant that is only capable of transmitting programming to subscribers, it can do so only in conjunction with a telephone line. As such, it is less convenient and efficient for a subscriber to use our interactive TV products over one-way cable plant and, to date, the majority of cable operators who are deploying our interactive TV products have done so over two-way cable plants that are capable of transmitting information from the cable operator's facility to the subscribers and vice versa. We cannot assure you that cable operators will upgrade their cable plant to two-way plant or that they will do so in a timely and satisfactory manner. In the event that they do not do so, our business, financial condition and results of operations could be materially adversely affected.

CABLE OPERATORS MAY BE CONTRACTUALLY LIMITED IN THEIR ABILITY TO OFFER OUR INTERACTIVE TV PRODUCTS.

      We are aware that some cable operators, such as Cablevision, Comcast Corporation, Cox Communications, Inc. and AT&T Broadband, whose cable systems serve more than 26 million U.S. homes, or at least 26% of all U.S. homes, have entered into distribution agreements with At Home Corporation. These agreements contain exclusivity provisions that purport to prohibit these cable operators from conducting or participating in any business in the United States that involves the provision of residential Internet services over their cable plants at data transmission speeds greater than 128 Kbps. These agreements could be interpreted to preclude or hinder these cable operators from offering our interactive TV products to their subscribers at speeds in excess of 128 Kbps. If cable operators are unwilling or unable to offer our interactive TV products to subscribers in these cable systems, our business, financial condition and results of operations would be materially adversely affected.

CABLE OPERATORS AND CABLE BOX MANUFACTURERS MAY NOT OFFER OUR INTERACTIVE TV PRODUCTS BECAUSE THEY MAY HAVE POTENTIAL CONFLICTS OF INTEREST OR FOR OTHER REASONS.

      Some cable operators and cable box manufacturers are stockholders of other companies that provide Internet services. To the extent that these cable operators elect not to offer the WorldGateSM Service because of these affiliations or other reasons, our business, financial condition and results of operations could be materially adversely affected. For example, AT&T Broadband, Comcast, Cox and Cablevision are stockholders of At Home; and AT&T Broadband and AOL Time Warner have established their own cable-based Internet service, called Road Runner, with proprietary content featuring various AOL Time Warner publications and services. Also, some companies that provide Internet services, such as Microsoft Corporation, are stockholders of cable operators or cable box manufacturers. We cannot assure you that there will not be other investments among providers of Internet services, cable operators and/or cable box manufacturers. As a result or for other reasons, these cable operators and cable box manufacturers may be reluctant to provide any service, including the WorldGate(SM) Service, or to otherwise work with any entity that provides other Internet services in competition with their affiliates.

ONLY CABLE TELEVISION SUBSCRIBERS WHO UTILIZE A CABLE SET-TOP BOX CAN RECEIVE OUR INTERACTIVE TV PRODUCTS.

      For cable television subscribers to receive our interactive TV products, they must have a cable set-top box that can be WorldGate enabled. Currently, many cable television subscribers receive their cable television service through the cable line directly into their televisions, without a set-top box. We cannot assure you that cable operators serving these subscribers will elect to provide them with set-top boxes for the purpose of offering our interactive TV products, or that these customers will choose to utilize a set-top box in order to receive our interactive TV products.

WE ARE SUBJECT TO CAPACITY CONSTRAINTS AND SYSTEM FAILURES.

      Due to the limited deployment of our interactive TV products, the ability of our service to accommodate a substantial number of users is not yet known. We cannot assure you that we will be able to provide high quality performance and high transaction speeds as the number of subscribers grows or their usage increases. In addition, as subscriber penetration grows it may be necessary for cable operators to purchase additional equipment, and we cannot assure you that they will do so.

      The performance of our interactive TV products is also subject to reduction in performance and interruption from human errors, telecommunication failures, computer viruses and similar events. Any of these problems in our systems or those of cable operators could result in reduced subscriber demand. We have experienced performance reduction and service interruptions from time to time in the past and we expect that these problems will continue from time to time. Our failure to provide uninterrupted service at a level of performance acceptable to subscribers would have a material adverse effect on our business, financial condition and results of operations.

INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

      Our success depends, in part, on our ability to maintain and continue to develop a strong patent position for our products and technologies both in the United States and other countries. As with most technology companies, our patent position involves complex legal and factual questions. Without our patent and other intellectual property protections, other companies could offer substantially identical products for sale without incurring the sizeable development and testing costs that we have incurred. Our ability to recoup these expenditures and realize profits upon the licensing of our products and services could be diminished.

      The process of obtaining patents is time consuming and expensive. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy until a patent issues and publications in the scientific or patent literature lag behind actual discoveries. Even after the U.S. Patent and Trademark Office issues patent rights to us, our competitors may develop similar or duplicate technologies or design around the patented aspects of our technology, which may decrease sales of our prospective products, therefore causing a negative impact on our profit.

      Competitors and others may also challenge our patent rights in court by alleging patent infringement. If we lose a patent infringement suit, third parties may claim significant damages, require us to license the disputed technology or require us to cease using the disputed technology. We cannot assure you that licenses to the technology owned by any third parties would be available to us on commercially reasonable terms, if at all. Irrespective of the validity or the successful assertion of any patent claims, any litigation could result in significant costs and diversion of management time and resources.

THE SUCCESS OF OUR CHANNEL HYPERLINKING(SM) TECHNOLOGY WILL BE ADVERSELY AFFECTED IF ADVERTISERS AND TELEVISION PROGRAMMERS DO NOT PROVIDE US WITH NECESSARY CONTENT.

      Our future growth and long-term success depends substantially on our ability to convince advertisers and television programmers to use our CHANNEL HYPERLINKING(SM) technology with their advertisements and television programs. We believe that the adoption of the CHANNEL HYPERLINKING(SM) technology is substantially dependent on:

      o our service meeting advertisers' and programmers' business or operational expectations or strategies,
      o subscribers accepting and using our service as part of their television experience, and
      o us achieving a significant number of subscribers to our interactive TV products.

      We cannot assure you that we will achieve either of the above goals. If we fail to incorporate our

CHANNEL HYPERLINKING(SM) technology in a substantial number of advertisements and programs, our business, operating results and financial condition could be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR SERVICES OBSOLETE.

      The market for consumer Internet access services and online content is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The nature of the market for these products and services and their rapid evolution requires that we continually improve the performance, features and reliability of our interactive TV products, particularly in response to competitive offerings. We may not be successful in responding quickly, cost-effectively and adequately to these developments. There may be a time-limited market opportunity for our interactive TV products, and we may not be successful in achieving widespread acceptance of our interactive TV products before competitors offer products and services with speed and performance similar to, or better than, our current offerings.

THE LOSS OF ANY ONE OF OUR LARGEST CUSTOMERS COULD ADVERSELY AFFECT OUR REVENUES AND FUTURE PROSPECTS.

      We have in the past derived, and expect in the future to derive, a significant portion of our revenues from a limited number of customers. In the event that any of these customers cease to offer our interactive TV products, our business, operating results and financial condition could be materially adversely affected. At March 31, 2001, nine cable operators accounted for approximately 38% of our revenues. In addition, revenues from consulting fees from our TVGateway joint venture accounted for 57% of our revenues in the first quarter of 2001. We cannot assure you that any of these customers will continue to offer our interactive TV products to their cable subscribers, or continue to receive consulting services from us.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO MANY UNCERTAINTIES.

      A key component of our strategy is the expansion of our sales of interactive TV products into international markets. International revenues accounted for approximately 25% of our total revenues for the first quarter of 2001. We anticipate that a portion of our revenues will continue to be derived from sources outside the United States. Accordingly, our success will depend, in part, upon international economic conditions and our ability to manage international sales and marketing operations. We have limited experience in developing localized versions of our service and in developing relationships with international cable system operators. We may not be successful in expanding our service offerings into foreign markets. In addition to the uncertainty regarding our ability to generate revenues from foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level, such as:

      o difficulties in collecting accounts receivable and longer collection periods,
      o regulatory requirements, including the regulation of Internet access,
      o export and import restrictions, including tariffs and other trade barriers,
      o     difficulties in staffing and managing foreign operations,
      o     political instability, and
      o     fluctuations in currency exchange rates.

      In addition, although substantially all of our revenues and costs to date have been denominated in

U.S. dollars, we may enter into agreements resulting in foreign currency payables. Although we may from time to time undertake foreign exchange hedging transactions to cover a portion of our foreign currency exposure, we do not currently attempt to cover potential foreign currency exposure. Accordingly, any fluctuation in the value of foreign currency could seriously harm our ability to increase international revenues.

      Any of the above factors could materially adversely affect the success of our current and future domestic and international operations.

WE MAY HAVE LIABILITY FOR INFORMATION RETRIEVED OR REPLICATED ON THE INTERNET.

      Claims for negligence, copyright or trademark infringement or other legal theories could be made against us because information can be downloaded and redistributed by users of our interactive TV products. Copyright and trademark laws are evolving both domestically and internationally and we are uncertain how they apply to our interactive TV products. The imposition of liability for information carried by us would have a material adverse effect on our business, operating results and financial condition.

WE MAY HAVE LIABILITY FOR E-COMMERCE TRANSACTIONS.

      As part of our business, we are seeking to enter into agreements with content providers, advertisers and e-commerce merchants under which we will receive a share of revenue from the purchase of goods and services by users of our interactive TV products. These arrangements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of these products and services. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

WE COULD BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION WHICH AFFECTS OUR ABILITY TO OFFER OUR SERVICE OR WHICH AFFECTS DEMAND FOR OUR SERVICE.

      We are subject to varying degrees of federal, state, local and foreign regulations as well as laws enacted by the U.S. Congress and other governments. The Federal Communications Commission has established regulations that, among other things, set licensing, access, installation and equipment standards for communications systems. We are uncertain how these regulations may be applied to Internet services offered over cable television systems.

      We also anticipate that due to its increasing popularity and use, the Internet will be subject to increased attention and regulation. These laws and regulations may regulate issues such as:

      o      user privacy,
      o      defamation,
      o      network access,
      o      pricing,
      o      taxation,
      o      content,
      o      quality of products and services, and
      o      intellectual property ownership and infringement.

      These laws and regulations could expose us to liability, materially increase our cost of providing our service, and decrease the growth and acceptance of the Internet in general and access to the Internet over cable systems.

OUR BUSINESS WOULD SUFFER IF WE WERE TO LOSE THE SERVICES OF HAL M. KRISBERGH OR OTHER KEY PERSONNEL.

      Our success depends in significant part upon the continued service of our key technical, sales and senior management personnel, particularly Mr. Krisbergh, who has significant relevant experience in the cable television industry. No officer or employee of us is bound by an employment agreement, and any officer or employee of us could terminate his or her relationship with us at any time. Our future success will also depend on our ability to attract, train, retain and motivate highly qualified senior management, technical, marketing and sales personnel. Because competition for these personnel is intense, we cannot assure you that we will be able to do so.

THE ABILITY TO INFLUENCE THE OUTCOME OF STOCKHOLDER VOTES MAY BE LIMITED BY THE SIGNIFICANT OWNERSHIP INTEREST OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

      Hal M. Krisbergh beneficially owns approximately 26% of our outstanding common stock as of June 12, 2001. Mr. Krisbergh has the voting power to exercise substantial control over the election of our entire board of directors and all votes on matters requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control of us.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD DISCOURAGE UNWANTED TAKEOVER ATTEMPTS AND COULD REDUCE THE OPPORTUNITY FOR STOCKHOLDERS TO GET A PREMIUM FOR THEIR SHARES.

      We are subject to Delaware laws and to provisions of our certificate of incorporation and by-laws that could have the effect of delaying, deterring or preventing a change in control of us. As a result, our management could attempt to utilize these laws and provisions to discourage or reject unsolicited bids to acquire us, including bids that would have paid stockholders a premium over the then current market price of their shares.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

      The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for Internet-related and technology companies in particular. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. Factors that could cause such volatility may include, among other things:

      o     actual or anticipated variations in quarterly operating results;
      o     announcements of technological innovations;
      o     new products or services;
      o     changes in financial estimates by securities analysts;
      o     conditions or trends in the Internet or cable industry;
      o changes in the market valuations of other Internet or cable companies;
      o announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

      o      capital commitments;
      o      additions or departures of key personnel; and
      o      sales of common stock.

      Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

      In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD LOWER OUR STOCK PRICE.

      The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares, including shares issued upon the exercise of outstanding options and warrants, or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock. Certain holders of our common stock have demand and piggy-back registration rights. The exercise of such rights could adversely affect the market price of our common stock. We have filed:

      o on May 20, 1999 a registration statement (File No. 333-78943) to register 1,600,000 shares of our common stock under our stock option plan;
      o on October 8, 1999, a shelf registration statement (File No. 333-87029) under the Securities Act for 380,056 shares of our common stock issuable upon exercise of outstanding warrants and 375,363 shares of our common stock;
      o on July 28, 2000, a registration statement (File No. 333-42526) under the Securities Act for resale of 1,531,211 shares of our common stock that we issued to four cable operators;
      o on November 9, 2000, a registration statement (File No. 333-49612) to register an additional 1,600,000 shares of our common stock under our stock option plan; and
      o on June 12, 2001, a registration statement (File No. 333-62810) to register an additional 932,328 shares of our common stock under our stock option plan


                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the shares of common stock by the selling stockholders as of June 12, 2001. We issued the shares listed below to the selling stockholders in connection with our acquisition of Digital Video Art, Inc. on April 28, 2000. Michael Bruno was the President and sole shareholder of Digital Video Art and currently serves as the Vice President of Advanced Technology our wholly owned subsidiary. All of the other selling stockholders are employees of our wholly owned subsidiary.

      The selling stockholders have entered into a sales plan which is described in the Plan of Distribution. For purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by any of the selling stockholders.

      The presentation is based on 23,992,745 shares of our common stock outstanding as of June 12, 2001.


                                                                         SHARES
                                        SHARES          NUMBER OF     BENEFICIALLY
                                   BENEFICIALLY OWNED     SHARES          OWNED
                                    PRIOR TO OFFERING      BEING      AFTER OFFERING
NAME OF SELLING STOCKHOLDER        NUMBER    PERCENTAGE   OFFERED    NUMBER  PERCENT
---------------------------        ------    ----------   -------    ------  -------

Michael Bruno (1)                 261,372      1.1%       55,000    206,372     *

Peter Govaars (2)                 126,765        *        27,000     99,765     *

Robert (Martin) Haye (3)           84,510        *        18,000     66,510     *
                                                       -------------
TOTAL                                                    100,000

-----------
* REPRESENTS LESS THAN 1% OF OUR OUTSTANDING COMMON STOCK.

(1) Includes 206,372 shares of our common stock held in escrow in connection with the merger agreement as amended.

(2) Includes 99,765 shares of our common stock held in escrow pursuant to the merger agreement as amended.

(3) Includes 66,510 shares of our common stock held in escrow pursuant to the merger agreement as amended.


                              PLAN OF DISTRIBUTION

      The selling stockholders have entered into written agreements with Merrill Lynch Corporation to serve as agent in selling their respective shares of common stock pursuant to a pre-established sales plan. Pursuant to the terms of the plan, the broker will sell all of the shares of common stock registered in this registration statement over a period of eight weeks without any further direction from the selling stockholders. The sales are anticipated to be made at prices prevailing in the Nasdaq National Market at the times of such sales. In connection with any sales, the selling stockholders and the brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

      The broker participating in such transactions as agent will receive commissions from the selling stockholders (and, if a broker acts as agent for the purchaser of such shares, from such purchaser). The selling stockholders will pay usual and customary brokerage fees. Broker-dealers may agree with them to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to them. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the Nasdaq National Market or any other over-the-counter market or stock exchange, if any, in which our shares are traded, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the possible need for delivery of copies of this prospectus to purchasers on or prior to sales of the shares offered under this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act, if any such broker-dealers purchase shares as principal.

      The selling stockholders have agreed not to effect any offers or sales of our common stock in any manner other than as specified in this prospectus.

      All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

      We have agreed, subject to certain limitations set forth in the merger agreement governing the registration rights of the selling stockholders, to keep the Registration Statement of which this prospectus constitutes a part effective for a period not less than the duration of the sales plan.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means we can satisfy our legal obligations to disclose important information contained in those documents by referring you to them. The information included in the following documents is incorporated by reference and is considered part of this prospectus. More recent information that we file with the Securities and Exchange Commission automatically updates and supersedes any inconsistent information contained in prior filings.

      The documents listed below have been filed under the Exchange Act with the Securities and Exchange Commission and are incorporated by reference:

            (a) Our annual report on Form 10-K for the fiscal year ended December 31, 2000;
            (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2001; and
            (c) The description of our common stock contained in the our registration statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

      We also incorporate by reference all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the shares of common stock under this prospectus is completed. You may request a copy of these filings, at no cost, by writing or telephoning us at WorldGate Communications, Inc., 3190 Tremont Avenue, Trevose, Pennsylvania, 19053, attn: Secretary, telephone: (215) 354-5100.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission registering the shares of our common stock that are being offered by this prospectus. This prospectus is a part of the registration statement and, as the Securities and Exchange Commission rules permit, does not contain all of the information that stockholders can find in the registration statement or the exhibits to the registration statement.

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511). In addition, registration statements and certain other filings made with the Securities and Exchange Commission through its "EDGAR" system are publicly available through the Securities and Exchange Commission's Web site on the Internet located at http://www.sec.gov. This registration statement, including all exhibits, has been filed with the Securities and Exchange Commission through EDGAR. Reports, proxy and information statements and other information concerning us can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Berwyn, Pennsylvania.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by WorldGate Communications, Inc. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that information contained herein is correct as of any time subsequent to its date or that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

                               -------------------


                                TABLE OF CONTENTS

                                                                            PAGE

WHO WE ARE....................................................................2
FORWARD LOOKING STATEMENTS....................................................4
RISK FACTORS..................................................................5
USE OF PROCEEDS..............................................................13
SELLING STOCKHOLDERS.........................................................14
PLAN OF DISTRIBUTION.........................................................14
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .............................15
WHERE YOU CAN FIND MORE INFORMATION..........................................16
LEGAL MATTERS................................................................16
EXPERTS......................................................................16


                               -------------------


                                 100,000 Shares

                         WORLDGATE COMMUNICATIONS, INC.

                                  COMMON STOCK





                         -------------------------------

                                   PROSPECTUS

                         -------------------------------






                                  June 13, 2001

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      SEC registration fee.............................................$  101
      Printing fees ...................................................$3,500
      Legal fees and expenses* ........................................$5,000
      Accounting fees and expenses* ...................................$5,000
      Miscellaneous fees and expenses* ................................$5,000

            TOTAL  ...................................................$18,601

* Represents the Registrant's estimate of such expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The registrant's Certificate of Incorporation, as amended, currently states that a director of the registrant shall have no personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      The registrant's Bylaws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the Bylaws shall be entitled to advances from the registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the Board of Directors of the registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the Board or committee so directs or if the Board or committee is not empowered by statute to make such determination. The indemnification and advancement of expenses provided by the Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the Bylaws. The duties of the registrant to indemnify and to advance expenses to a director or officer provided in the Bylaws shall be in the nature of a contract between the registrant and each such director or officer, and no amendment or repeal of any such provision of the Bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable. The registrant has directors and officers liability insurance.

ITEM 16. EXHIBITS

EXHIBIT NO.                   DESCRIPTION

4.1(1)            Amended and Restated Certificate of Incorporation
4.2(1)            Amended and Restated Bylaws
5.1               Opinion of Pepper Hamilton LLP.
10.1(2)           Agreement and Plan of Merger among Digital Video Art, Michael
                  Bruno and WorldGate Communications, Inc.
23.1              Consent of PricewaterhouseCoopers LLP.

23.2              Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

24                Power of Attorney (See page II-4 of this Registration
                  Statement)


(1) Incorporated by reference to the exhibits to the Registration Statement on Form S-1 (No. 333-71997) filed in connection with WorldGate's initial public offering.

(2) Incorporated by reference to the exhibits to the Registration Statement on Form S-3 (No. 333-35936).


ITEM 17. UNDERTAKINGS

      (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) To include any prospectus required by Section 10(a)(3) the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increases or decreases in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i); and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be initial BONA FIDE offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Pennsylvania, on June 13, 2001.

                                          WORLDGATE COMMUNICATIONS, INC.


                                          By: /s/ Hal M. Krisbergh
                                             ---------------------------------
                                                Hal M. Krisbergh
                                                Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Hal M. Krisbergh, James V. Agnello or Randall J. Gort, the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the name, place and stead of the undersigned, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-3 and any registration statement to which the prospectus contained herein relates and any registration statement filed under Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or substitute or substitutes of the undersigned, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 13, 2001                             /s/ Hal M. Krisbergh
                                                --------------------------------
                                                Hal M. Krisbergh
                                                Chairman of the Board of
                                                Directors and
                                                Chief Executive Officer
                                                (Principal Executive Officer)

Date: June 13, 2001                             /s/ James V. Agnello
                                                --------------------------------
                                                James V. Agnello
                                                Chief Financial Officer
                                                (Principal Financial and
                                                Accounting Officer)

Date: June 13, 2001                             /s/ David E. Wachob
                                                --------------------------------
                                                David E. Wachob
                                                Director, Vice President and
                                                General Manager

Date: June 13, 2001                             /s/ Clarence L. Irving, Jr.
                                                --------------------------------
                                                Clarence L. Irving, Jr.
                                                Director

Date: June 13, 2001                             /s/ Ronald A. Walter
                                                --------------------------------
                                                Ronald A. Walter
                                                Director


Date: June 13, 2001                             /s/ Alan Gerry
                                                --------------------------------
                                                Alan Gerry
                                                Director

Date: June 13, 2001                             /s/ Lemuel Tarshis
                                                --------------------------------
                                                Lemuel Tarshis
                                                Director

Date: June 13, 2001                             /s/ Jeff Morris
                                                --------------------------------
                                                Jeff Morris
                                                Director

                                  EXHIBIT INDEX

EXHIBIT NO.                   DESCRIPTION
-----------                   -----------

4.1(1)            Amended and Restated Certificate of Incorporation
4.2(1)            Amended and Restated Bylaws
5.1               Opinion of Pepper Hamilton LLP.
10.1(2)           Agreement and Plan of Merger among Digital Video Art, Michael
                  Bruno and WorldGate Communications, Inc.
23.1              Consent of PricewaterhouseCoopers LLP.

23.2              Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

24                Power of Attorney (See page II-4 of the Registration
                  Statement)


(1) Incorporated by reference to the exhibits to the Registration Statement on Form S-1 (File No. 333-71997) filed in connection with WorldGate's initial public offering.

(2) Incorporated by reference to the exhibits to the Registration Statement on Form S-3 (File No. 333-35936).